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                                 Exhibit 21.1

                          RAVISENT TECHNOLOGIES INC.
                                 SUBSIDIARIES


United States Corporations.

1.  RAVISENT IP, Inc. - Nevada Corporation, EIN No.: 88-0433260.

2.  RAVISENT Operating Company Inc. - Delaware Corporation, EIN No.: 23-3022334.

3.  Liuco, Inc. - Delaware Corporation, EIN No.: 51-0391002.

4. RAVISENT Technologies Internet Appliance Group, Inc. - Delaware Corporation, EIN No.: 52-2206140.

German Entities.

5. Erste Cinco Vermogensverwaltungs GmbH - wholly owned subsidiary of RAVISENT IP, Inc.

6. Viona Vervatungs GmbH - wholly owned subsidiary of Erste Cinco Vermogensverwaltungs GmbH.

7. Viona Development Hard and Software Engineering GmbH & Co. KG - a limited partnership owned by Erste Cinco Vermogensverwaltungs GmbH (5 above) and Viona Vervatungs GmbH (6 above).